Core-Mark Announces Second Quarter 2020 Financial Results
•Second Quarter Net Sales decreased 1.7% to $4.26 Billion
•Reduced operating expenses by 10.8% to $187.7 Million
•Net Income of $16.9 Million, Diluted EPS at $0.38 per share
•Adjusted EBITDA of $52.5 Million(1) versus $53.5 Million Last Year
•Announced $0.12 Dividend Payable September 18, 2020
•Provides Updated Guidance for Full Year 2020

WESTLAKE, Texas - August 6, 2020 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the second quarter ended June 30, 2020.

“I want to thank our employees, our customers and our vendors for their continued commitment, cooperation and support in what remains a very dynamic environment,” said Scott E. McPherson, President and Chief Executive Officer. “I am proud of what the Company has accomplished this quarter of largely offsetting the impact of sales and margin declines resulting from COVID-19 through operational efficiency, cost saving initiatives and strategic execution. While the duration of the impact of the pandemic on our sales and margins is uncertain, our results in the second quarter demonstrate our ability to successfully navigate the challenges ahead. We finished the quarter with strong free cash flow, low debt leverage and solid momentum focused on moving the business forward and positioning the Company to thrive as we emerge from the pandemic.

Second Quarter Results

Net sales in the second quarter of 2020 were $4.26 billion compared to $4.34 billion for the same period in 2019. The decrease in net sales was due primarily to a decline in non-cigarette sales attributable to the impact of COVID-19, which drove significant changes in consumer buying behavior in the second quarter this year. Cigarette sales increased 2.1% driven primarily by manufacturer price increases, and partially offset by a 0.8% decrease in total carton sales. Non-cigarette sales decreased 8.9% due primarily to a decrease in sales to existing customers, with the largest declines in the food and candy categories, partially offset by growth in sales of other tobacco products (“OTP”). Non-cigarette sales decreased to 32.2% of total net sales for the second quarter of 2020 compared to 34.7% for the same period in 2019.

Gross profit in the second quarter of 2020 decreased 10.8%, or $25.8 million, to $213.1 million from $238.9 million for the same period in 2019, driven primarily by the decrease in food/non-food sales and margins to existing customers as result of COVID-19. These factors were partially offset by $3.9 million of incremental inventory holding gains in the second quarter of 2020 as compared to the corresponding period in 2019. Remaining gross profit, a non-GAAP financial measure, decreased 11.9% to $213.7 million from $242.5 million.

______________________________________
Note (1): See below for the “Reconciliation of Net Income to Adjusted EBITDA.”

Gross profit margin for the second quarter was 5.00% of total net sales compared to 5.51% for the same period in 2019. The change in sales mix between cigarettes and non-cigarettes contributed approximately half of the gross profit margin decline. Within the non-cigarette category, gross profit margin for the second quarter declined as a result of a shift in the sales mix toward lower margin items and a decline in margin rate, most notably in alternative nicotine products. Cigarette remaining gross profit margin for the second quarter declined nine basis points due primarily to manufacturer increases in cigarette prices.

The following table reconciles gross profit to remaining gross profit, a non-GAAP financial measure, as gross profit is the most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019		2020	2019
	Amounts	Amounts	% Change	Amounts	Amounts	% Change
Gross profit	$213.1	$238.9	(10.8)%	$431.5	$447.1	(3.5)%
Cigarette inventory holding gains	(7.7)	(3.8)		(16.8)	(12.6)
LIFO expense	8.3	7.4		16.1	14.4
Remaining gross profit (Non-GAAP)	$213.7	$242.5	(11.9)%	$430.8	$448.9	(4.0)%

The Company’s operating expenses decreased 10.8% to $187.7 million from $210.5 million for the same period in 2019. The decrease in operating expenses was due primarily to lower warehousing, distribution and SG&A expenses related to the decline in sales, and cost savings initiatives implemented in response to COVID-19. Operating expenses as a percentage of remaining gross profit increased to 87.8% compared to 86.8% for the second quarter of 2019.

Net income was $16.9 million for the second quarter of 2020 compared to $17.7 million for the same period in 2019. Adjusted EBITDA, a non-GAAP financial measure, was $52.5 million compared to $53.5 million for the second quarter of 2019.

The following table reconciles net income to Adjusted EBITDA, a non-GAAP financial measure, as net income is the most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

Net income	$16.9	$17.7	(4.5)%	$21.2	$19.0	11.6%
Interest expense, net(1)	2.8	3.2		6.3	6.6
Provision for income taxes	5.7	6.5		7.5	7.0
Depreciation and amortization	16.7	15.5		32.4	30.9
LIFO expense	8.3	7.4		16.1	14.4
Stock-based compensation expense	2.1	2.2		4.1	4.1
Foreign currency transaction losses, net	—	1.0		0.2	1.2
Adjusted EBITDA (Non-GAAP)	$52.5	$53.5	(1.9)%	$87.8	$83.2	5.5%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) was $0.38 for both the second quarter of 2020 and 2019. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.52 compared to $0.50 for the second quarter of 2019. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

LIQUIDITY FINANCIAL METRICS
(Unaudited and $ in millions)

	June 30,	December 31,
	2020	2019

Cash and Cash Equivalents	$108.2	$14.1
Long-term Debt	301.5	382.1

Cash and Cash Equivalents were $108.2 million as of June 30, 2020 compared with $14.1 million at December 31, 2019. Payment deferrals granted by the excise tax regulatory authority in Canada due to COVID-19 were the primary driver of the increased cash balance as of June 30, 2020 and are expected to be paid in August 2020. The outstanding balance on the Company’s revolving credit facility (“Credit Facility”) was $225.0 million, with $494.4 million available to borrow as of June 30, 2020. Free cash flow for the first six months of 2020 was approximately $208.3 million, a portion of which was used to fund dividend payments of $11.1 million.

Dividend

Core-Mark’s Board of Directors has approved a $0.12 cash dividend per common share, or $0.48 on an annualized basis. The dividend is payable on September 18, 2020 to stockholders of record as of the close of business on August 21, 2020.

Revised 2020 Full Year Guidance

The Company now expects 2020 net sales to be between $16.5 billion and $16.8 billion. Adjusted EBITDA is now expected to be between $173 million and $183 million. The revised guidance range anticipates carton declines in the 2% to 3% range in the second half of 2020, consistent with recent guidance from the major manufacturers, and continued impact from COVID-19 on non-cigarette sales and margins. The revised guidance also assumes one additional price increase from the cigarette manufacturers over the remainder of 2020 resulting in full year inventory holding gains in the range of $24 to $26 million. The guidance ranges above are based on current expectations and do not contemplate significant changes in the impact of COVID-19 or economic conditions on the Company’s business.

Diluted EPS for the full year is now expected to be between $0.90 and $1.06. Diluted EPS, excluding LIFO expense, is expected to be between $1.42 and $1.59. Other key assumptions in the revised guidance include $32 million of LIFO expense, a 26% tax rate and 45.3 million fully diluted shares outstanding. The Company’s revised guidance assumes no new acquisitions or large customer market share gains. In addition, capital expenditures for 2020 are expected to be approximately $35 million, which will be used for recurring maintenance projects, upgrading certain distribution facilities and the relocation of one distribution facility.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, August 6, 2020 at 8:00 a.m. Central time during which management will review the results of the second quarter of 2020. The call may be accessed by dialing 1-800-588-4973 using the code 49854920. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 40,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Free Cash Flow, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS excluding LIFO expense is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, the extent and duration of the disruption to business activities caused by the global health crisis associated with the novel coronavirus pandemic (“COVID-19”) outbreak, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets; declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, senior management and other key personnel; competition in our distribution markets, including product, service and pricing pressures related to COVID-19; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers and our ability to maintain favorable supplier arrangements; disruptions in suppliers’ operations, including the impact of COVID-19 on our suppliers as well as supply chain, including potential problems with inventory availability and the potential result of higher cost of product and freight due to high demand of products and low supply for an unpredictable period of time; product liability and counterfeit product claims and manufacturer recalls of products, including ongoing litigation related to Juul products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations, including increased regulation of electronic cigarette and other alternative nicotine products; risks related to changes to our workforce, including reductions to hours, headcount and benefits as a result of COVID-19; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is August 6, 2020, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$108.2	$14.1
Accounts receivable, net of allowance for credit losses of $15.5 and $14.5 as of June 30, 2020 and December 31, 2019, respectively	483.2	402.9
Other receivables, net	100.5	96.2
Inventories, net	638.9	670.9
Deposits and prepayments	63.6	116.0
Total current assets	1,394.4	1,300.1
Property and equipment, net	262.6	249.9
Operating lease right-of-use assets	181.1	199.8
Goodwill	72.8	72.8
Other intangible assets, net	43.1	47.2
Other non-current assets, net	24.9	28.6
Total assets	$1,978.9	$1,898.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$305.1	$192.2
Book overdrafts	31.9	23.9
Cigarette and tobacco taxes payable	327.1	280.1
Operating lease liabilities	34.7	39.5
Accrued liabilities	155.0	151.0
Total current liabilities	853.8	686.7
Long-term debt	301.5	382.1
Deferred income taxes	23.0	22.6
Long-term operating lease liabilities	156.2	173.4
Other long-term liabilities	10.4	5.6
Claims liabilities	37.0	36.1
Total liabilities	1,381.9	1,306.5
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,910,228 and 52,702,551 shares issued; 45,086,055 and 45,113,722 shares outstanding at June 30, 2020 and December 31, 2019, respectively)	0.5	0.5
Additional paid-in capital	292.3	290.6
Treasury stock at cost (7,824,173 and 7,588,829 shares of common stock at June 30, 2020 and December 31, 2019, respectively)	(118.0)	(112.6)
Retained earnings	428.7	418.5
Accumulated other comprehensive loss	(6.5)	(5.1)
Total stockholders’ equity	597.0	591.9
Total liabilities and stockholders’ equity	$1,978.9	$1,898.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net sales	$4,263.9	$4,339.0	$8,203.2	$8,093.1
Cost of goods sold	4,050.8	4,100.1	7,771.7	7,646.0
Gross profit	213.1	238.9	431.5	447.1
Warehousing and distribution expenses	125.5	143.2	267.9	277.4
Selling, general and administrative expenses	59.8	64.6	123.7	130.5
Amortization of intangible assets	2.4	2.7	4.7	5.4
Total operating expenses	187.7	210.5	396.3	413.3
Income from operations	25.4	28.4	35.2	33.8
Interest expense, net	(2.8)	(3.2)	(6.3)	(6.6)
Foreign currency transaction losses, net	—	(1.0)	(0.2)	(1.2)
Income before income taxes	22.6	24.2	28.7	26.0
Provision for income taxes	(5.7)	(6.5)	(7.5)	(7.0)
Net income	$16.9	$17.7	$21.2	$19.0

Basic earnings per common share (1)	$0.38	$0.39	$0.47	$0.41

Diluted earnings per common share (1)	$0.38	$0.38	$0.47	$0.41

Basic weighted-average shares	45.1	45.9	45.2	45.9

Diluted weighted-average shares	45.3	46.1	45.4	46.1

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income	$21.2	$19.0
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	15.6	14.4
Amortization of debt issuance costs	0.4	0.4
Stock-based compensation expense	4.1	4.1
Credit loss expense, net	4.6	4.0
Impairment charge and other	0.3	—
Loss on disposals	0.1	0.1
Depreciation and amortization	32.4	30.9
Foreign currency losses, net	0.2	1.2
Deferred income taxes	0.4	(0.4)
Changes in operating assets and liabilities:
Accounts receivable, net	(86.1)	(79.3)
Other receivables, net	(5.1)	(17.8)
Inventories, net	12.4	89.6
Deposits, prepayments and other non-current assets	48.1	(54.5)
Accounts payable	114.1	62.4
Cigarette and tobacco taxes payable	49.0	(54.1)
Claims, accrued and other long-term liabilities	7.3	10.8
Net cash provided by operating activities	219.0	30.8
Cash flows from investing activities:
Additions to property and equipment, net	(9.8)	(9.2)
Capitalization of software and related development costs	(0.9)	(2.1)
Proceeds from sale of property and equipment, net	—	0.2
Proceeds from sale of other non-current assets	1.1	—
Net cash used in investing activities	(9.6)	(11.1)
Cash flows from financing activities:
Borrowings under the Credit Facility	884.8	861.2
Repayments under the Credit Facility	(984.6)	(870.5)
Payments on finance leases	(5.5)	(2.1)
Dividends paid	(11.1)	(10.2)
Repurchases of common stock	(5.5)	—
Tax withholdings related to net share settlements of restricted stock units	(2.4)	(2.1)
Increase in book overdrafts	8.0	10.3
Net cash used in financing activities	(116.3)	(13.4)
Effects of changes in foreign exchange rates	1.0	(0.3)
Change in cash and cash equivalents	94.1	6.0
Cash and cash equivalents, beginning of period	14.1	27.3
Cash and cash equivalents, end of period	$108.2	$33.3
Supplemental disclosures:
Cash (paid) received during the period for:
Income taxes, net	$(8.9)	$(10.1)
Interest	$(4.3)	$(5.4)
Operating lease liabilities arising from obtaining new right-of-use assets	$2.0	$0.9
Finance lease liabilities arising from obtaining new right-of-use assets	$27.9	$13.7
Non-cash transactions between other non-current assets and other long-term liabilities	$—	$3.3

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended June 30,			Six Months Ended June 30,
	2020 (a)(b)	2019 (a)(b)	% Change	2020 (a)(b)	2019 (a)(b)	% Change
Net income	$16.9	$17.7	(4.5%)	$21.2	$19.0	11.6%
Diluted shares	45.3	46.1		45.4	46.1
Diluted EPS	$0.38	$0.38	—%	$0.47	$0.41	14.6%
LIFO expense	0.14	0.12		0.26	0.23
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.52	$0.50	4.0%	$0.73	$0.64	14.1%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.13	$0.06		$0.28	$0.20
Headquarters relocation expenses(2)	—	(0.03)		—	(0.04)
Legacy bad debt expense(3)	—	—		—	(0.03)
Foreign exchange losses(4)	—	(0.02)		—	(0.02)

(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 25.3% and 25.4% for the three and six months ended June 30, 2020, respectively, versus 26.5% for the same periods in 2019.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $7.7 million and $16.8 million for the three and six months ended June 30, 2020, respectively versus $3.8 million and $12.6 million for the three and six months ended June 30, 2019, respectively.
(2) Headquarters relocation expenses
In connection with the Company's headquarters relocation, the Company recognized expenses of $1.6 million and $2.4 million for the three and six months ended June 30, 2019, respectively.
(3) Legacy bad debt expense
For the six months ended June 30, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and were no longer deemed collectable.
(4) Foreign exchange losses
Foreign exchange losses were zero and $0.2 million for the three and six months ended June 30, 2020, respectively versus foreign exchange losses of $1.0 million and $1.2 million for the three and six months ended June 30, 2019, respectively.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Gross profit	$213.1	$238.9	$431.5	$447.1
Cigarette inventory holding gains	(7.7)	(3.8)	(16.8)	(12.6)
LIFO expense	8.3	7.4	16.1	14.4
Remaining gross profit (non-GAAP)	$213.7	$242.5	$430.8	$448.9

Warehousing and distribution expenses	$125.5	$143.2	$267.9	$277.4
Selling, general and administrative expenses	59.8	64.6	123.7	130.5
Amortization of intangible assets	2.4	2.7	4.7	5.4
Total operating expenses	$187.7	$210.5	$396.3	$413.3

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	58.7%	59.1%	62.2%	61.8%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	28.0%	26.6%	28.7%	29.1%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.1%	1.1%	1.1%	1.2%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	87.8%	86.8%	92.0%	92.1%
______________________________________________
(1) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited and in millions)

	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$219.0	$30.8
Additions to property and equipment, net	(9.8)	(9.2)
Capitalization of software and related development costs	(0.9)	(2.1)
Free Cash Flow (non-GAAP)	$208.3	$19.5